Exhibit 99.1

Porter Bancorp, Inc. Shareholders Approve Issuance of Common Stock and Authorize Non-Voting Common Stock

LOUISVILLE, Ky.--(BUSINESS WIRE)--September 16, 2010--Porter Bancorp, Inc. (NASDAQ: PBIB), parent company of PBI Bank, announced today that shareholders approved two proposals related to the issuance of stock and the authorization of non-voting common stock at a special meeting. These proposals followed Porter Bancorp’s successful completion of two stock offerings that raised $31.25 million in new capital in June and July 2010.

Shareholders approved the proposal to approve, for purposes of NASDAQ Rule 5635, the issuance of common shares to allow for the conversion or exercise of the following securities:

  597,000 shares of Cumulative Mandatory Convertible Perpetual Preferred Stock, Series B;
  365,080 shares of Non-Voting Mandatory Convertible Preferred Stock, Series C;
  1,380,437 shares of a new class of non-voting common stock; and
  an option to purchase 64,784 shares of common stock at $11.50 per share.

Shareholders also approved the proposal to authorize new Non-Voting Common Stock, which will be issuable upon the exercise of stock purchase warrants at a purchase price of $11.50 per share.

The Company’s proxy statement dated August 30, 2010, as filed with the Securities and Exchange Commission, includes more detailed information regarding the proposals and the issuance of Cumulative Mandatory Convertible Perpetual Preferred Stock, Series B; Non-Voting Mandatory Convertible Preferred Stock, Series C; stock purchase warrants and the Non-Voting Common Stock.

About Porter Bancorp, Inc.

Porter Bancorp, Inc., a bank holding company headquartered in Louisville, Kentucky, had $1.7 billion in assets as of June 30, 2010. Through Porter’s subsidiary PBI Bank, it operates 18 full service banking offices in Kentucky. Porter Bancorp’s common stock is traded on the Nasdaq Global Market under the symbol “PBIB.”

Forward-Looking Statements

Statements in this press release relating to Porter Bancorp’s plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations. Porter Bancorp’s actual results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed under “Risk Factors” in the Company’s Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission. The forward-looking statements in this press release are made as of the date of the release and Porter Bancorp does not assume any responsibility to update these statements.

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CONTACT:
Porter Bancorp, Inc.
Maria L. Bouvette, 502-499-4800
President and CEO